Exhibit 10.37

EMPLOYMENT AGREEMENT
AGREEMENT (the “Agreement”), dated as of March 31, 2006, between Advance Auto Parts, Inc. (“Advance”), a Delaware corporation, and Advance Stores Company, Inc. (“Stores”), a Virginia corporation (collectively, the “Company”), and ______________ (the “Executive”).

The Company and the Executive agree as follows:

1.  Position; Term of Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its _______________ (“Executive’s Position”). The parties intend that the Executive shall continue to so serve in this capacity throughout the Term (as such term is defined below).

        Subject to earlier termination under the provisions of Paragraph 4 below, the term of Executive’s employment by the Company pursuant to this Agreement shall commence on March 31, 2006 and shall continue through March 31, 2007 and then renew for an additional one year term on March 31, 2007 and each subsequent annual anniversary thereof unless at least three (3) months prior to such renewal or a subsequent annual anniversary thereof either Executive or Company gives to the other written notice that the term shall not be renewed at such annual anniversary, in which case the term shall expire on the day before such subsequent anniversary (the “Term”).

2.  Duties. The Executive shall perform faithfully, competently, diligently, exclusively and to the best of his ability the duties and responsibilities of Executive’s Position and such other duties and responsibilities reasonably consistent with the Executive’s Position as the Company may request from time to time. The Executive shall observe and conform to the applicable policies and directives promulgated from time to time by the Company and its Board of Directors or by any superior officer(s) of the Company. The Executive shall devote his full time and undivided professional attention during normal business hours to the business and affairs of the Company and its subsidiaries and affiliates, if any (jointly and severally, “Related Entities”), except for holidays and vacations consistent with applicable Company policy and except for illness or incapacity. Nothing in this Agreement shall preclude the Executive from serving as a director or a member of an advisory committee of any organization involving no conflict of interest with the Company and its Related Entities (subject to prior approval of his appointment to such position in certain cases as provided below), from engaging in charitable and community activities, and from managing his personal investments, provided that such activities do not interfere with the performance of his duties and responsibilities as required by this Agreement. The Executive shall not accept any proposed appointment to serve as a director, manager, general partner, trustee or the equivalent of any for-profit business organization without the prior approval of the Chief Executive Officer. The Executive shall not accept any appointment to serve as a director of a public company without the prior approval of the Nominating and Corporate Governance Committee of Advance’s Board of Directors. The Executive shall report directly to the individual designated by the Company. The services to be performed by Executive hereunder may be changed from time to time at the discretion of the Company. The Company shall retain full direction and control of the means and methods by which Executive performs his services and of the place or places at which such services are to be rendered.

3.  Compensation.
        (a)  Salary. During the Term, the Company shall pay to the Executive a salary of $______________per annum, payable consistent with the Company’s standard payroll practices then in effect. Such salary shall be reviewed by the Compensation Committee of Advance’s Board of Directors (hereinafter the “Compensation Committee”) at least annually, with any changes taking into account, among other factors, Company and individual performance.

        (b)  Bonus. The Executive shall receive a bonus in such amounts and based upon achievement of such corporate and individual performance and other criteria as shall be approved by the Compensation Committee from time to time, which bonus shall be paid in a manner consistent with the Company’s bonus practices then in effect.

        (c)  Benefit Plans. During the Term, the Executive shall be entitled to participate in all retirement and employment benefit plans of the Company that are generally available to senior executives of the Company. Such participation shall be pursuant to the terms and conditions of such plans, as the same shall be amended from time to time.

        (d)  Business Expenses. During the Term, the Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder. All such expenses shall be accounted for in such reasonable detail as the Company may require.

4.  Termination.
        (a)  Death. In the event of the death of the Executive during the Term, his employment shall be automatically terminated as of the date of death and a lump sum amount, equivalent to his annual salary, shall be paid to his designated beneficiary, or in the absence of such designation, to the estate or other legal representative of the Executive. Except in accordance with the terms of the Company’s benefit programs and other plans then in effect, after his date of death, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

        (b)  Disability. In the event of the Executive’s Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the Disability Termination Date (as defined below). In such event, the Company shall pay the Executive an amount equivalent to thirty percent (30%) of the Executive’s base salary for a one year period commencing on the Disability Termination Date. Otherwise, after the Disability Termination Date, except in accordance with the Company’s benefit programs and other plans then in effect, Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

            “Disability,” for purposes of this Agreement, shall mean the Executive’s incapacity due to physical or mental illness causing his complete and full-time absence from his duties, as defined in Paragraph 2, for either a consecutive period of more than six months or at least

180 days within any 270-day period. Any determination of the Executive’s Disability made in good faith by the Board shall be conclusive and binding on the Executive, unless within 10 days after written notice to Executive of such determination, Executive elects by written notice to Company to challenge such determination, in which case the determination of Disability shall be made by arbitration pursuant to Section 10 below (provided that Company shall not be required to provide Executive any compensation or benefits after the determination by the Board unless the arbitration results in a determination that Executive is not disabled, in which case the Company shall pay to Executive within 10 days after such arbitration decision all compensation due through the date of such arbitration decision, and further provided that Company shall not be deemed to have breached its obligations related to such compensation and benefits under this Agreement if it makes such payment within 10 days after such arbitration decision). The Disability Termination Date shall be the date on which the Board makes such determination of Executive’s Disability unless the arbitration, if any, results in a determination that Executive is not disabled.

        (c)  Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Executive’s employment at any time for Due Cause. The Executive shall continue to receive the salary provided for in this Agreement only through the period ending with the date of such termination. Any rights and benefits he may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

            The term “Due Cause,” as used herein, shall mean (i) a material violation by the Executive of the Executive’s obligations hereunder or a directive from the Board of Directors or the Executive’s superior (1) which is willful and deliberate on the Executive’s part, (2) which is not due to the Disability of the Executive (within the meaning of Paragraph 4(b) but without regard to the requirement that it continue for more than six months or 180 days within a 270-day period) and (3) which, if curable, has not been cured by the Executive within 15 business days after notice to the Executive specifying the nature of such violations; (ii) a material violation by the Executive of the Executive’s Loyalty Obligations as provided in Section 19; (iii) an act or acts of dishonesty on the Executive’s part which are intended to or do result in either the Executive’s personal enrichment or material adverse affect upon the Company’s assets, business, prospects or reputation; (iv) conviction of a felony involving fraud, breach of trust, or misappropriation; or, (v) a determination by the Board of Directors of the Company that Executive is addicted to a Controlled Substance (as defined in 21 U.S.C.A. Section 812 and 844) which has not been obtained directly or pursuant to a valid prescription from a licensed medical doctor acting within the course of his professional practice.

        (d) Termination by the Company Other than for Due Cause, Death or Disability. The foregoing notwithstanding, the Company may terminate the Executive’s employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event such termination is not due to death, Disability or Due Cause, the Executive shall (i) be entitled to a Termination Payment as hereinafter defined and (ii) be sent written notice stating the termination is not due to death, Disability or Due Cause.

            If the Company terminates the Executive’s employment for other than death, Disability or Due Cause prior to the expiration of the Term, the term “Termination Payment” shall mean a cash payment equal to the sum of (i) an amount equal to the Executive’s annual salary, as in effect immediately prior to such termination (the “Termination Salary Payment”), and (ii) a pro rata portion of any bonus that would have been payable to the Executive under Paragraph 3(b) with respect to all periods prior to termination of employment, provided the criteria for such bonus other than the Executive’s continued employment are satisfied (the “Termination Bonus Payment”). The Termination Salary Payment shall be payable in 26 equal installments beginning on the next regularly scheduled pay day following the date of termination. The Termination Bonus Payment shall be paid at the time such bonus payments are made to other executives. In addition, the Company will pay the normal employer portion of the premium cost for the Executive to receive any group health coverage that the Company provides under Section 4980B of the Internal Revenue Code of 1986 (“COBRA Coverage”) for one (1) year following Executive’s termination of employment. Following the Executive’s termination of employment under this Paragraph 4(d), the Executive will have no further obligation to provide services to the Company pursuant to Paragraphs 1 and 2. Except for the Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect, after termination by the Company of employment for other than death, Disability or Due Cause, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

        (e) Constructive Termination of Employment by the Company Without Due Cause. Termination by the Company without Due Cause under Paragraph 4 (d) shall be deemed to have occurred if the Executive elects to terminate his employment as a result of: (i) a failure by the Company to pay Executive any compensation due Executive (which failure is not cured within 10 days after written notice thereof by Executive to the Chief Executive Officer, which notice shall specifically describe such alleged failure and which failure does not recur); (ii) the assignment to Executive of any duties materially inconsistent (except in the nature of a promotion or lateral move) with the position in the Company that he held immediately prior to the reassignment or a substantial adverse alteration in the nature or status of his position or responsibilities from those in effect immediately prior to the reassignment; or (iii) The Company’s requiring Executive to be based more than 60 miles from the Company’s office at which he was principally employed immediately prior to the date of the relocation.

        (f) Voluntary Termination. In the event that the Executive terminates his employment at his own volition prior to the expiration of the Term (except as provided in Paragraph 4(e) above), such termination shall constitute a “Voluntary Termination” and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Paragraph 4 (c) above.

        (g) Election Not to Renew. An election by either the Company or Executive pursuant to Paragraph 1 above not to renew the Term shall not be deemed a termination of employment by either party. After the expiration of the Term because of either the Company’s or Executive’s election not to renew, except in accordance with the terms of the Company’s benefit plans and programs then in effect, Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

        (h) Notice of Termination, Resignation and Release. Any termination under Section 4(b) by the Company for Disability or Section 4(c) for Due Cause or by the Executive pursuant to a constructive termination under Section 4(e) shall be communicated by Notice of Termination to the other party thereto given in accordance with Paragraph 9. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).

            Notwithstanding anything in this Agreement to the contrary, in order to be eligible to receive any payments or benefits hereunder as a result of the termination or expiration of the Executive’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Executive (if he has the legal capacity to do so and if not, his legal representative) must within 10 days after the termination date (i) resign as a member of the Board, if applicable, and as an officer, manager and employee of the Company and its Related Entities and (ii) on behalf of the Executive and his estate, heirs and representatives, execute a release in form and substance reasonably satisfactory to the Company and its legal counsel releasing the Company, its Related Entities and each of the Company’s and such Related Entities’ respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to any payments or benefits under Section 3 or 4 of this Agreement related to the termination of Executive’s employment (provided that Executive’s post-termination of employment obligations under Section 19 shall cease upon the Company’s failure to make any such payments when due if within 15 days after written notice of such failure, the Company does not make the required payment).

        (i) Earned and Accrued Payments. The foregoing notwithstanding, upon the termination of the Executive’s employment at any time, for any reason, the Executive shall be paid all amounts that had already been earned and accrued as of the time of termination, including but not limited to (i) pay for unused vacation accrued in accordance with the Company’s vacation policy; (ii) any bonus that had been earned but not yet paid; and (iii) reimbursement for any business expenses accrued in accordance with Section 3(d).

        (j) Employment at Will. Executive hereby agrees that Company may terminate his employment under this Section 4 without regard to: (i) any general or specific policies (written or oral) of Company relating to the employment or termination of employment of its employees; (ii) any statements made to Executive, whether oral or in any document, pertaining to Executive’s relationship with Company; or (iii) assignment of Due Cause by the Company.

5.  Successors and Assigns.
        (a)  Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.

        (b)  Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of his incompetency) or the Executive’s estate.

6.  Governing Law.   This Agreement shall be governed by the laws of the Commonwealth of Virginia.

7.  Entire Agreement.   This Agreement contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or noncompetition agreements. This Agreement may only be modified by an instrument in writing.

8.  Waiver of Breach.   The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

9.  Notices.   Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:
Advance Stores Company, Incorporated
5008 Airport Road
Roanoke, VA 24012
Attn: General Counsel

With a copy to:
Advance Stores Company, Incorporated
5008 Airport Road
Roanoke, VA 24012
Attn: Chief Executive Officer

If to the Executive:
___________________
___________________
___________________

10.  Arbitration.   Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, excepting only the enforcement of any Loyalty Obligations arising under Section 19 of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the Commonwealth of Virginia and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The arbitration shall be held at such place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne as determined by the arbitrators.

11.  Withholding.   Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

12.  Deferred Compensation.   Notwithstanding anything herein to the contrary, this Agreement is intended to be operated in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In particular, and without limiting the generality of the foregoing, in the event that the Company determines that any amounts that become payable hereunder fail to satisfy the requirements of Code Section 409A, then the payment of such amounts shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

13.  Severability.   In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.  Titles.   Titles to the paragraphs in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph.

15.  Legal Fees.   Company agrees to pay the reasonable fees and expenses of Executive’s legal counsel in connection with the negotiation and execution of this Agreement, not to exceed $2,500.

16.  Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.  Amendment.   Except as provided in Section 12 above, this Agreement may not be modified or amended except by written instrument signed by all parties hereto.

18.  Counsel.   This Agreement has been prepared with the assistance of LeClair Ryan Flippin Densmore, a Professional Corporation, as counsel to the Company (“Counsel”), after full disclosure of its representation of the Company and with the consent and direction of the Company and the Executive. The Executive has reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that he is fully aware of his right to the advice of counsel independent from that of the Company, that Counsel has advised him of such right and disclosed to him the risks in not seeking such independent advice, and that he fully understands the potentially adverse interests of the parties with respect to this Agreement. The Executive further acknowledges that neither the Company nor its Counsel has made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him, that he has been advised of the importance of seeking independent counsel with respect to such consequences, and that he had obtained independent counsel with respect to such consequences. By executing this Agreement, the Executive represents that he has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

19.  Loyalty Obligations.   The Executive agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of Executive’s employment by or continued employment with the Company:

        (a)      Confidential Information.

            (i) Company Information. Executive agrees at all times during the term of Executive’s employment and thereafter, to hold in strictest confidence, and not to use (except for the benefit of the Company to fulfill Executive’s employment obligations) or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company or its subsidiary, affiliate or parent entities, if any (jointly and severally, “Related Entities”). Executive agrees that “Confidential Information” means any proprietary information, technical data, trade secrets or know-how in which the Company or Related Entities have an interest, including, but not limited to, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors the Company or Related Entities on whom Executive called, with whom Executive dealt or with whom Executive became acquainted during the term of Executive’s employment), pricing, costs, markets, summaries, marketing and other strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by Executive or disclosed to Executive by the Company or Related Entities or any other person or entity during the term of Executive’s employment with the Company either directly or indirectly in writing, orally by drawings, by observation of services, systems or other aspects of the business of the Company or Related Entities or otherwise.

            (ii) Third Party Information. Executive recognizes that the Company and Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company or Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company consistent with the obligations of the Company or Related Entities with such third party.

        (b)      Conflicting Employment. Executive agrees that, during the term of Executive’s employment with the Company, Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or Related Entities are now involved or become involved during the term of Executive’s employment. Nor will Executive engage in any other activities that conflict with the business of the Company or Related Entities. Furthermore Executive agrees to devote such time as may be necessary to fulfill Executive’s obligations to the Company.

        (c)      Returning Company Property. Executive agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive or others pursuant to or during Executive’s employment with the Company or otherwise belonging to the Company or Related Entities and their respective successors or assigns. In the event of the termination of Executive’s employment, Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

        (d)     Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer (whether Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, executive or manager) about Executive’s obligations under this Agreement.

        (e)      Non-Solicitation. Executive agrees that while Executive is employed by the Company and for a period of one (1) year immediately following the termination or expiration of Executive’s employment with the Company, Executive shall not directly or indirectly, either on behalf of Executive or any other person or entity, (i) solicit, induce, recruit or encourage any employee of the Company or Related Entities or independent contractor of the Company or Related Entities who provides services to or in behalf of the Company or Related Entities to leave his, her or its employment or engagement with the Company or Related Entities, or attempt to solicit, recruit, or take away any such employees or independent contractors (or induce or encourage any such employee or independent contractor to terminate its employment or engagement with the Company or Related Entities), provided that after termination or expiration of Executive’s employment, this provision shall only apply to those employees or independent contractors of the Company or Related Entities who were such at any time within 12 months prior to the date of such termination or expiration, (ii) interfere in any manner with the contractual or employment relationship between the Company and Related Entities and any employee, independent contractor, customer or supplier of the Company or Related Entities or cause any such employee, customer, independent contractor or supplier to cease employment with, cease doing business with or reduce the amount of business it does with the Company or Related Entities, provided that after termination or expiration of Executive’s employment, this provision shall apply only to the employees, independent contractors, customers or suppliers of Company or Related Entities who were such at any time within 12 months prior to such termination or expiration, or (iii) whether as a direct solicitor or provider of such services, or in a management or supervisory capacity over others who solicit or provide such services, solicit or provide services that fall within the definition of Restricted Activities to any customer of the Company or Related Entities, provided that after the expiration or termination of Executive’s employment, this provision shall only apply to those customers of the Company or Related Entities who were such a customer at any time within 12 months prior to the termination or expiration of Executive’s employment with the Company.

        (f)      Covenants Not to Compete. For purposes of this Agreement, the term “Non-Compete Period” shall mean a period from the date hereof until, one (1) year immediately following the termination or expiration of Executive’s employment with the Company. During the Non-Compete Period, Executive covenants and agrees that Executive will not, directly or indirectly, (i) own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 1% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of any company or business that derives revenue from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”) or (ii) engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, consultant or technical or business advisor (or any foreign equivalents of the foregoing) in the Restricted Activities within the Restricted Area. Nothing in this Subsection 19(g) shall preclude Executive from accepting employment with a multi-division company so long as (x) Executive’s employment is not within a division of the new employer that engages in the Restricted Activities within the Restricted Area, (y) during the course of such employment, Executive does not communicate related to Restricted Activities with any division of Executive’s new employer engaged in the Restricted Activities within the Restricted Area and (z) Executive does not engage in the Restricted Activities within the Restricted Area.

            (i) For purposes of this Agreement, the term “Restricted Activities” means the retail, wholesale or commercial sale of aftermarket auto parts and accessories. The term “Restricted Area” means the United States of America, including its territories and possessions.

            (ii) In the event that Executive intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, executive or director) with any Restricted Company during the Non-Compete Period, Executive must provide information in writing to the Board of Directors of the Company relating to the activities proposed to be engaged in by Executive for such Restricted Company. All such current associations are set forth on Exhibit B to this Agreement. In the event that the Board of Directors of the Company consents in writing to Executive’s engagement in such activity, the engaging in such activity by Executive shall be conclusively deemed not to be a violation of Subsection 19(g) hereof.

        (g)      Specific Enforcement; Remedies Cumulative; Attorney Fees. Executive acknowledges that the Company and Related Entities, as the case may be, will be irreparably injured if the provisions of Subsections 19(a), 19(c), 19(e), and 19(f) hereof are not specifically enforced and Executive agrees that the terms of such provisions (including without limitation the periods set forth in Subsections 19(e) and 19(f)) are reasonable and appropriate. If Executive commits or, in the reasonable belief of the Company, threaten to commit a breach of any of the provisions of Subsections 19(a), 19(c), 19(e) or 19(f) hereof, the Company and/or Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Subsections 19(a), 19(c), 19(e) or 19(f) hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or Related Entities and that money damages will not provide an adequate remedy therefore. Such injunction shall be available without the posting of any bond or other security, and Executive hereby consents to the issuance of such injunction. Executive agrees to pay to the Company and/or Related Entities their reasonable attorney’s fees and court costs in obtaining enforcement of, or determining the validity of, this Agreement or any provision hereof, whether in an action, suit, motion or matter brought by Executive or the Company and/or Related Entities (or any other person or entity), provided the Company and/or Related Entities is a prevailing party in such action, suit, motion or matter.

        (h)      Re-Set of Period for Non-Competition and Non-Solicitation. In the event that a legal or equitable action is commenced with respect to any of the provisions of Subsections 19(f) or 19(g) hereof and Executive has not strictly observed the provisions in such sections with respect to which such action has been commenced, then the one-year period, as described in such sections not strictly observed by Executive shall begin to run anew from the date of any Final Judicial Determination of such legal action. “Final Judicial Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal is taken, the final determination of the final appellate proceeding and that any failure to do so shall constitute a breach of the provisions hereof.

        (i)       Adherence to Company Policies. Executive agrees to diligently adhere to all established Company policies and procedures, including but not limited to the Company’s Code of Ethics and Business Conduct and, if applicable, the Code of Ethics for Financial Professionals. Executive agrees that if Executive does not adhere to any of the provisions of such Guidelines, Executive will be in breach of the provisions hereof.

        (j)      Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment by the Company. Executive has not entered into, and Executive agrees Executive will not enter into, any oral or written agreement in conflict herewith and Executive’s employment by the Company and Executive’s services to the Company will not violate the terms of any oral or written agreement to which Executive is a party.

        (k)     WITH RESPECT TO THE ENFORCEMENT OF ANY AND ALL LOYALTY OBLIGATIONS ARISING UNDER SECTION 19, THE FOLLOWING SUBSECTIONS 19(k) AND 19(l) SHALL APPLY. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS SECTION 19 AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE COMMONWEALTH OF VIRGINIA OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF ROANOKE, VIRGINIA (OR IN ANY MUNICIPALITY WHEREIN AN OFFICE OF COMPANY IS LOCATED, IN WHICH OFFICE EXECUTIVE WAS PHYSICALLY PRESENT WHILE RENDERING SERVICES FOR COMPANY AT ANY TIME DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE COMMENCEMENT OF SUCH SUIT, ACTION OR PROCEEDING OR IMMEDIATELY PRECEDING THE TERMINATION OR EXPIRATION OF EXECUTIVE’S EMPLOYMENT, IF TERMINATED OR EXPIRED).

        (l)      EXECUTIVE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY LOYALTY OBLIGATIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EXECUTIVE, AND EXECUTIVE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EXECUTIVE’S OWN FREE WILL, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.	Advance Stores Company, Inc.

By: ____________________________ (SEAL)	By: __________________________ (SEAL)

Print Name:_____________________	Print Name:____________________
Title: __________________________	Title: _________________________
Address: _______________________	Address: ______________________
________________________	_______________________
________________________	_______________________

Executive
Print Name:____________________
Signature: _____________________
Address: ______________________
_______________________
_______________________

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have, to the best of my knowledge, complied with all the terms of my Employment Agreement with the Company.

Date:

_____________________________ Emplyee's Signature

_____________________________ Print Name:

EXHIBIT B

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

____ None
____ Additional Sheets Attached

Signature of Employee: __________________________
Print Name of Employee: _________________________

Date: _________________